UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Six months ended July 1, 1995 and June 25, 1994
(In thousands)



                                                 July 1,      June 25,
Increase (decrease) to cash                        1995         1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                 $   25,254   $   28,865
  Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization                     7,494        6,399
  Deferred compensation                               383          655
  Changes in assets and liabilities, net          (29,845)     (26,306)
    Net cash provided by operations                 3,286        9,613

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition                                      (8,633)     (10,718)
  Capital expenditures                            (10,037)      (7,388)
  Other investing activities                         (584)         106
    Net cash used by investing activities         (19,254)     (18,000)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings                    -       10,000
  Payments of long-term debt                            -      (10,000)
  Change in notes payable                          33,329       18,903
  Net treasury stock activity                      (3,395)      (6,206)
  Dividends paid                                  (12,361)     (11,287)
    Net cash provided by financing activities      17,573        1,410

CASH
  Effect of exchange rates on cash                    110           52
  Change in cash                                    1,715       (6,925)
  Cash at beginning of period                       1,832        9,284
  Cash at end of period                        $    3,547   $    2,359












See accompanying notes to the consolidated financial statements.
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